Exhibit 99.1

Onterris Reports First Quarter Results and Reiterates Full-Year 2026 Guidance

First Quarter 2026 Highlights (comparisons to first quarter 2025)

•
Revenue of $168.5 million, a $9.3 million decrease primarily due to lower emergency response revenue
•
Net loss and net loss per diluted share attributable to common stockholders (LPS) improved to $12.7 million and $0.35, respectively, compared to $19.4 million and $0.64, respectively due to operating efficiency
•
Adjusted Net Income1 and Diluted Adjusted Net Income per share1 (Adj EPS1) were $4.6 million and $0.12, respectively, compared to $5.8 million and $0.07, respectively
•
Consolidated Adjusted EBITDA1 of $17.8 million, a $1.2 million decrease primarily due to lower emergency response revenue
•
Consolidated Adjusted EBITDA1 as a percentage of revenue of 10.6%
•
$(11.6) million of operating cash flow and $(17.2) million of Free cash flow1, primarily due to higher bonus payments for outperformance in 2025
•
2.8x leverage as of March 31, 2026

Full-Year 2026 Guidance Reiterated, Provides Second Quarter Outlook

•
2026 Consolidated Adjusted EBITDA1 guidance range of $125.0 million to $130.0 million is unchanged and represents approximately 10% growth at the midpoint compared to full-year 2025. This Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.
•
2026 revenue guidance range of $840.0 million to $900.0 million is unchanged and represents approximately 8% organic growth at the midpoint compared to full-year 2025 supported by recent awards and visibility into our project pipeline. This full-year revenue

1Consolidated Adjusted EBITDA, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) per share, and Free cash flow are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

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range includes expected annual emergency response revenue of $50.0 million to $70.0 million. This revenue outlook does not include any benefit from future acquisitions.
•
2026 guidance expectations include Consolidated Adjusted EBITDA1 as a percentage of revenue of approximately 15% at the midpoint of the above 2026 revenue and Consolidated Adjusted EBITDA1 ranges, an approximately 100 basis-point expansion as compared to 2025.
•
Second quarter 2026 revenue is expected in the range of $190 million to $210 million. Second quarter 2026 Consolidated Adjusted EBITDA1 as a percentage of revenue is expected in the range of 16% to 18% at the midpoint of the revenue range.
•
The Company is committed to converting at least 60% of its annual Consolidated Adjusted EBITDA1 to operating cash flow in 2026.
•
The Company plans to restart smaller, bolt-on and highly accretive acquisitions over the course of 2026, subject to valuation, capital allocation priorities and leverage.

Brand Announcement and Segment Realignment

•
On April 17, 2026, Montrose Environmental Group, Inc. rebranded to Onterris, Inc. The Company's rebranding is intended to strengthen cross-functional collaboration, improve cross-selling opportunities, and optimize labor utilization.
•
Beginning in the first quarter of 2026, the Company realigned its reportable segments to reflect updates made to the organizational structure and operating model. As a result of the reporting segment realignment, the Company's Assessment, Permitting and Response and Remediation and Reuse segments were aggregated into a newly created Consulting and Treatment segment. The Company's Measurement and Analysis and corporate segments were not affected by the realignment.

Little Rock, Arkansas (May 6, 2026) – Onterris, Inc. (the “Company,” “Onterris” or “ONT”) (NYSE: ONT) a global environmental solutions company solving complex challenges for planet and progress, today announced results for the first quarter ended March 31, 2026.

Onterris President and Chief Executive Officer, Vijay Manthripragada, commented, “We delivered first quarter Adjusted EBITDA and margin consistent with our expectations, despite lower revenue, reflecting continued operating efficiency gains. First quarter revenue was impacted by timing-related factors, most notably unseasonably severe winter weather in North America that limited field activity and delayed lab volumes, as well as lower environmental emergency response activity. We view both dynamics as transitory, with underlying demand remaining strong and continuing to grow across our core services. Our full year outlook is unchanged, with performance expected to build through the year. This confidence is supported by recent awards, visibility into our project pipeline and continued operational discipline."

Mr. Manthripragada continued, "We are also excited about the launch of our Onterris brand, which aligns our capabilities under a single platform. This strategic evolution enhances how we serve our clients, strengthens cross-selling, and accelerates long-term growth, while reinforcing our commitment to clients seeking the next generation of environmental solutions."

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First Quarter 2026 Results

Revenue in the first quarter of 2026 was $168.5 million compared to $177.8 million in the prior-year quarter, a decrease of $9.3 million, or 5.2%. The decrease was primarily due to lower environmental emergency response revenue of $5.8 million and lower weather related revenue in the Measurement and Analysis segment of $5.1 million, partially offset by organic growth of $2.5 million in the Consulting and Treatment segment.

Consulting and Treatment segment revenue was $114.6 million in the first quarter of 2026 compared to $118.8 million in the prior-year quarter, primarily due to the decrease in environmental emergency response that was partially offset by a $2.5 million increase in organic growth. Environmental emergency response revenue was $8.1 million in the first quarter of 2026, compared to $13.9 million in the prior-year quarter.

Measurement and Analysis segment revenue was $53.9 million in the first quarter of 2026 compared to $59.0 million in the prior-year quarter. This $5.1 million decrease was primarily due to the impact of severe weather conditions in January and February 2026 in the United States, which limited the ability for field teams in certain regions to be on site and disrupted sample deliveries to our labs.

Loss from operations in the first quarter of 2026 improved primarily due to higher margin in the Consulting and Treatment segment as a result of project mix, continued cost discipline, losses in the prior year period related to our renewables business and a decrease of $4.7 million in stock based compensation expense, partially offset by lower revenue and margin in the Measurement and Analysis segment. Net loss in the first quarter of 2026 improved to $12.7 million, or $0.35 LPS, compared to a net loss of $19.4 million, or $0.64 LPS, in the prior-year quarter. This $6.7 million year-over-year improvement in net loss primarily resulted from improved operating profitability across the Consulting and Treatment segment, gains on our hedging instruments in the current year versus losses in the prior year, and lower income tax expense. The $0.29 comparative period improvement in LPS was due to improved net loss, the elimination of the Series A-2 dividend following full redemption of the shares on July 1, 2025, and an increase in weighted average common shares outstanding.

Adjusted Net Income1 and Adj EPS1 in the first quarter of 2026 were $4.6 million and $0.12, respectively, compared to $5.8 million and $0.07, respectively, in the prior-year quarter. Adjusted Net Income1 decreased due to lower revenues in the current period, with Adj EPS1 in the current period benefiting from the elimination of the Series A-2 dividend and lower fully diluted common shares outstanding.

Consolidated Adjusted EBITDA1 in the first quarter of 2026 was $17.8 million, or 10.6% of revenue, compared to $19.0 million, or 10.7% of revenue, in the prior-year quarter. The decrease in Consolidated Adjusted EBITDA1 and parity in Consolidated Adjusted EBITDA1 as a percentage of revenue resulted primarily from lower revenue and lower operating margin in the Measurement and Analysis segment, primarily related to severe weather related delays, partially offset by improved operating margin in the Consulting and Treatment segment, primarily due to improved operating profitability.

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Operating Cash Flow, Liquidity and Capital Resources

Net cash used in operating activities for the quarter ended March 31, 2026, was $11.6 million, compared to net cash provided by operating activities of $5.5 million in the prior year period. This $17.1 million decrease was primarily attributable to an increase in bonus payments of $16.0 million due to financial outperformance in 2025 versus targets. Free cash flow1 during the quarter ended March 31, 2026, was a negative $17.2 million.

As of March 31, 2026, Onterris reported a leverage ratio under the 2025 Credit Facility of 2.8x. As of March 31, 2026, Onterris had $188.4 million of available liquidity, including $10.0 million of cash and $178.4 million of availability on its revolving line of credit.

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Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 7, 2026, at 8:30 a.m. Eastern Time to discuss first quarter results. A question-and-answer session will follow the prepared remarks. A live webcast of the conference call will be available in the Investors section of the Onterris website at Onterris.com. Alternatively, to participate in the live call, dial (800) 717-1738 (toll-free in North America) or +1 (646) 307-1865 (international) approximately ten minutes before the scheduled start. When prompted, please provide the Conference ID: 97685 to join the Onterris First Quarter 2026 Earnings Conference Call. For those unable to listen to the live broadcast, an audio replay of the conference call will be available on the Onterris website for 30 days.

About Onterris

Onterris is a global environmental solutions company partnering with organizations to solve complex challenges where environmental pressures, regulatory expectations and operational risks intersect. Guided by our mission to advance the way of life without compromising the integrity of our environment, we believe environmental responsibility and human progress are fundamentally connected. Our scientists, engineers, field teams and consultants apply systems thinking that unites science, data and practical expertise to deliver solutions that strengthen our clients’ resilience, mitigate risk and help protect the air, water and soil that sustain communities, while uncovering responsible paths forward for planet and progress. For more information, visit Onterris.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also arise from time to time, and the Company cannot predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

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Contacts

Investor Relations

Adrianne D. Griffin

Senior Vice President, Investor Relations & Treasury

(949) 988-3383

ir@onterris.com

Media Relations

Lauren Dowling
Senior Vice President, Marketing & Communications
(214) 514-9809

pr@onterris.com

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues	$168,518	$177,834
Cost of revenues (exclusive of depreciation and amortization shown below)	101,468	108,406
Selling, general and administrative expense	61,322	66,232
Fair value changes in business acquisition contingencies	(838)	477
Depreciation and amortization	12,629	13,294
Loss from operations	(6,063)	(10,575)
Other income (expense), net	1,142	(848)
Interest expense, net	(5,466)	(5,065)
Total other income (expense), net	(4,324)	(5,913)
Loss before expense from income taxes	(10,387)	(16,488)
Income tax expense	2,303	2,871
Net loss	$(12,690)	$(19,359)

Equity adjustment from foreign currency translation	107	(353)
Comprehensive loss	(12,583)	(19,712)

Weighted average common shares outstanding
Basic	36,045	34,502
Diluted	36,045	34,502
Net loss per share attributable to common stockholders
Basic	$(0.35)	$(0.64)
Diluted	$(0.35)	$(0.64)
Net loss attributable to common stockholders
Net loss	$(12,690)	$(19,359)
Convertible and redeemable series A-2 preferred stock dividend	—	(2,750)
Net loss attributable to common stockholders	$(12,690)	$(22,109)

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets
Cash, cash equivalents and restricted cash	$10,046	$11,223
Accounts receivable, net	117,613	155,380
Contract assets	65,799	58,831
Prepaid and other current assets	23,186	14,959
Total current assets	216,644	240,393
Non-current assets
Property and equipment, net	66,059	63,853
Operating lease right-of-use asset, net	35,086	36,560
Finance lease right-of-use asset, net	34,670	37,595
Goodwill	466,563	466,786
Other intangible assets, net	119,763	126,383
Other assets	9,238	9,726
Total assets	$948,023	$981,296
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$56,595	$71,778
Accrued payroll and benefits	25,749	52,773
Business acquisitions contingent consideration, current	6,942	14,883
Current portion of operating lease liabilities	10,622	10,735
Current portion of finance lease liabilities	6,472	6,602
Current portion of long-term debt	11,251	11,230
Total current liabilities	117,631	168,001
Non-current liabilities
Business acquisitions contingent consideration, long-term	1,858	2,755
Other non-current liabilities	6,424	7,088
Deferred tax liabilities, net	21,861	21,817
Operating lease liability, net of current portion	26,865	28,215
Finance lease liability, net of current portion	23,154	25,180
Long-term debt, net of deferred financing fees	310,139	277,065
Total liabilities	$507,932	$530,121
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at March 31, 2026 and December 31, 2025; issued shares: 36,516,149 and 35,929,665 at March 31, 2026 and December 31, 2025, respectively; outstanding shares: 36,139,836 and 35,929,665 at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	739,425	727,927
Accumulated deficit	(286,203)	(273,513)
Accumulated other comprehensive loss	(3,132)	(3,239)
Treasury stock, at cost; 376,313 and 0 shares at March 31, 2026 and December 31, 2025, respectively	(9,999)	—
Total stockholders’ equity	440,091	451,175
Total liabilities and Stockholders’ Equity	$948,023	$981,296

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Operating activities:
Net loss	$(12,690)	$(19,359)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision (recovery) for credit loss	(612)	407
Depreciation and amortization	12,629	13,294
Non-cash leases expense	2,870	3,085
Stock-based compensation expense	9,073	13,723
Fair value changes in financial instruments	(1,131)	308
Write off of deferred financing costs	—	908
Deferred income taxes	(1,710)	4,174
Other operating activities, net	(887)	1,354
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	32,527	10,358
Prepaid expenses and other current assets	(6,519)	(5,473)
Accounts payable and other accrued liabilities	(15,672)	(5,637)
Accrued payroll and benefits	(27,024)	(8,622)
Change in operating leases	(2,923)	(3,016)
Other assets	432	—
Net cash (used in) provided by operating activities	$(11,637)	$5,504
Investing activities:
Purchases of property and equipment	(5,667)	(3,154)
Purchase price true ups	—	(562)
Proceeds from other activities	142	11
Net cash used in investing activities	$(5,525)	$(3,705)
Financing activities:
Proceeds from revolving line of credit	140,400	106,945
Repayment of the revolving line of credit	(104,258)	(97,246)
Repayment of aircraft loan	(300)	(280)
Proceeds from term loan	—	200,000
Repayment of term loan	(2,500)	(189,219)
Payment of contingent consideration and other purchase price true ups	(8,000)	(297)
Repayment of finance leases	(1,826)	(1,563)
Payments of deferred financing costs	—	(2,189)
Proceeds from issuance of common stock for exercised stock options	2,425	61
Proceeds from building sale leaseback	—	2,500
Dividend payment to the series A-2 stockholders	—	(2,750)
Repurchases of common stock	(9,999)	—
Net cash provided by financing activities	$15,942	$15,962
Change in cash, cash equivalents and restricted cash	(1,220)	17,761
Foreign exchange impact on cash balance	43	(420)
Cash, cash equivalents and restricted cash:
Beginning of year	11,223	12,935
End of period	$10,046	$30,276

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SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026		2025
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Consulting and Treatment	$114,587	$20,133	$118,804	$16,499
Measurement and Analysis	53,931	9,937	59,030	13,773
Total Reportable Segments	$168,518	$30,070	$177,834	$30,272

_____________________________________

(1)
To evaluate segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.

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Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic Adj EPS represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period. Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period. Free cash flow is defined as the sum of net cash provided by (used in) operating activities and net cash used in investing activities, adjusted for the impact of certain other items, including contingent consideration and other purchase price true ups, minority investments, cash paid for acquisitions, net of cash acquired; and dividend payments to the Series A-2 holders.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Free cash flow is used by management as one of the means by which it assesses cash generation in excess of ongoing capital needs of the business.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our

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financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures. Free cash flow has certain limitations and should not be considered as an alternative to or in isolation from net cash provided by (used in) operating activities or any other measure of cash flow generation calculated in accordance with GAAP. In evaluating Free cash flow, you should be aware that Free cash flow does not represent residual cash flow available for discretionary expenditures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2026. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, and fair value changes. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

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Onterris, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss	$(12,690)	$(19,359)
Amortization of intangible assets(1)	6,674	8,390
Stock-based compensation(2)	9,073	13,723
Acquisition costs(3)	81	711
Fair value changes in financial instruments(4)	(710)	1,216
Fair value changes in business acquisition contingencies(5)	(838)	477
Non-recurring rebranding expenses	1,101	—
Other losses and expenses(6)	1,408	1,032
Tax effect of adjustments(7)	479	(344)
Adjusted Net Income	$4,578	$5,846
Preferred dividends Series A-2	—	(2,750)
Adjusted Net Income attributable to stockholders	$4,578	$3,096

Net Loss per share attributable to stockholders	$(0.35)	$(0.64)
Basic Adjusted Net Income per share(8)	$0.13	$0.09
Diluted Adjusted Net Income per share(9)	$0.12	$0.07

Weighted average common shares outstanding	36,045	34,502
Fully diluted shares	39,310	46,086

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(4)
Amounts in 2026 relate to the change in fair value of the interest rate swap instruments. Amounts in 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts in 2026 are primarily comprised of IT migration costs. Amounts in 2025 are primarily comprised of non-recurring costs incurred to restructure the Company's renewable energy business, third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company and costs to centralize certain back-office functions.
(7)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of March 31, 2026.
(8)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(9)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

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Onterris, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss	$(12,690)	$(19,359)
Interest expense	5,466	5,065
Income tax expense	2,303	2,871
Depreciation and amortization	12,629	13,294
EBITDA	$7,708	$1,871
Stock-based compensation(1)	9,073	13,723
Acquisition costs(2)	81	711
Fair value changes in financial instruments(3)	(710)	1,216
Fair value changes in business acquisition contingencies(4)	(838)	477
Non-recurring rebranding expenses	1,101	—
Other losses and expenses(5)	1,408	1,032
Consolidated Adjusted EBITDA	$17,823	$19,030

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts in 2026 relate to the change in fair value of the interest rate swap instruments. Amounts in 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(5)
Amounts in 2026 are primarily comprised of IT migration costs. Amounts in 2025 are primarily comprised of non-recurring costs incurred to restructure the Company's renewable energy business, third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company and costs to centralize certain back-office functions.

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Onterris, Inc.

Reconciliation of Net Cash (Used In) Provided By Operating Activities to Free Cash Flow

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Net cash (used in) provided by operating activities	$(11,637)	$5,504
Net cash used in investing activities	(5,525)	(3,705)
Adjustments to Net cash used in investing activities:
Purchase price true ups(1)	—	562
Dividend payment to the series A-2 stockholders	—	(2,750)
Free cash flow	$(17,162)	$(389)

___________________________________

(1)
Contingent consideration and other post-closing adjustments to the purchase price to reflect differences between estimated and actual closing balance sheet amounts (e.g., working capital, cash, or debt) as defined in the purchase agreement.

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